Exhibit 99.1

Pattern Energy Reports Fourth Quarter and Year End 2015 Financial Results
- $92.4 million in 2015 CAFD exceeds target -
- Declares increased dividend of $0.3810 per Class A common share for first quarter 2016 -
SAN FRANCISCO, California, February 29, 2016 - Pattern Energy Group Inc. (the “Company” or “Pattern Energy”) (NASDAQ: PEGI) (TSX: PEG) today announced its financial results for the 2015 fourth quarter and year.
Highlights
(Comparisons made between fiscal 2015 and fiscal 2014 results, unless otherwise noted)

•	Cash available for distribution (CAFD) of $92.4 million, up 49%

•	Adjusted EBITDA of $250.5 million, up 26%

•	Proportional GWh sold of 5,137 GWh, up 74%

•	Revenue of $329.8 million, up 24%

•
Declared a first quarter dividend of $0.3810 per Class A common share or $1.524 on an annualized basis, subsequent to the end of the period, representing a 2.4% increase over the previous quarter’s dividend

•	Increased owned capacity by 39% to 2,282 MW through the acquisition of interests in five projects

•	Commenced commercial operations in December 2015 at the 150 MW Amazon Wind Farm Fowler Ridge project in which the Company holds an owned interest of 116 MW

•	All 16 existing assets are operational with no new capital required to be raised for existing ownership interest levels

“Our portfolio of 16 projects generated a record $92.4 million of CAFD in 2015, exceeding the midpoint of our guidance by 10%. By reducing certain costs and increasing the operating performance of our projects during 2015, we were able to overcome the challenges of low wind in the first quarter, a weak Canadian dollar and reduced spot market prices. Our portfolio will continue to grow our CAFD in 2016 and the coming years as we ramp up to our run-rate CAFD,” said Mike Garland, President and CEO of Pattern Energy. “The portfolio continues to provide growing, stable cash flow, allowing us to increase our dividend for the first quarter of 2016, our eighth consecutive dividend increase. With this good news we start 2016 in a strong position. We have no requirements to raise capital for our existing business, our list of ROFO assets will continue to grow in 2016, and we believe the market for renewable energy has never been stronger.”

Financial Results
Pattern Energy sold 1,714,884 MWh of electricity on a proportional basis in the fourth quarter of 2015 compared to 918,976 MWh sold in the same period in 2014. Pattern Energy sold 5,136,675 MWh of electricity on a proportional basis for the year ended December 31, 2015, compared to 2,951,233 MWh sold in 2014. The increase in proportional MWh for the quarterly period is due to projects which were acquired and projects that became commercially operable in 2015. The increase in proportional MWh sold for the annual period was primarily attributable to a 1,724,872 MWh increase in volume from controlling interest in consolidated MWh and a 460,570 MWh increase in volume from equity method investments due to the acquisition of K2 in 2015 and commencement of operations of South Kent and Grand in 2014. Overall, production was slightly below the Company's expectations for the fourth quarter compared to its long-term forecast.

Adjusted EBITDA was $78.3 million for the fourth quarter of 2015 compared to $57.7 million in the same period last year. Adjusted EBITDA for the year 2015 was $250.5 million compared to $198.1 million in 2014. The increase in adjusted EBITDA for the quarterly period was primarily attributable to projects which were acquired and projects that became commercially operable in 2015. The increase in the annual period was primarily due to projects that were acquired or commenced commercial operation in 2014 and 2015. Reconciliations of adjusted EBITDA to net loss determined in accordance with GAAP for both the quarterly and annual periods are shown below.

Net loss was $3.9 million in the fourth quarter of 2015, compared to $16.0 million in the same period last year. The change in the quarterly period was primarily due to projects that were acquired and projects that completed construction during 2015. Also contributing to the decrease in net loss for the quarter was increased equity in earnings from unconsolidated investments primarily due to the acquisition of K2 in 2015.

Net loss was $55.6 million for the year ended 2015 compared to $40.0 million in 2014. The increase in net loss for the annual period was primarily due to increased other expense items related to interest expense, extinguishment of debt and related interest rate swap, and a decrease in net gains on transactions offset by increases in equity in earnings from unconsolidated investments.

Cash available for distribution was $32.9 million in the fourth quarter of 2015 compared to $17.3 million in the same period last year. The $15.6 million increase in cash available for distribution is due to additional revenues of $21.7 million (excluding unrealized loss on energy derivative and amortization of PPAs) primarily from projects which were acquired or completed construction during 2015, a $7.5 million increase in cash distributions from unconsolidated investments, and decreased principal payments of $2.0 million. These increases were partially offset by increases in project expenses of approximately $11.4 million and operating expenses of $1.6 million primarily from projects which were acquired or completed construction during 2015, and increased distributions to noncontrolling interests of $2.9 million.

Cash available for distribution was $92.4 million for the full year 2015 compared to $62.1 million in 2014. Based on dividends paid during 2015, Pattern Energy's dividend payout ratio was 98% of 2015 cash available for distribution. The $30.3 million increase in cash available for distribution was due to additional revenues of $63.1 million (excluding unrealized loss on energy derivative and amortization of PPAs) primarily from projects which commenced commercial operations or were acquired during 2014 and 2015. In addition, the Company received an increase of $26.3 million in cash distributions from its unconsolidated investments when compared to the same period in the prior year which was due to full year operation at each of South Kent and Grand in 2015 compared to partial year operation in 2014 and the acquisition of K2 in the second quarter of 2015. Cash available for distribution was also impacted by a $6.2 million cash distribution from the partial refund of a deposit associated with the Gulf Wind energy derivative. These increases were partially offset by increases in project expenses of $36.8 million, operating expenses of $9.1 million, interest expense of $10.2 million, primarily from projects which commenced commercial operations during 2014 and 2015. In addition, increases in cash available for distribution were offset by increased distributions to noncontrolling interests of $5.8 million and increased principal payments of $4.8 million.

Reconciliations of cash available for distribution to net cash provided by operating activities determined in accordance with GAAP for both the quarterly and annual periods are shown below.

2016 Financial Guidance
For 2016, Pattern Energy expects annual cash available for distribution in a range of $125 million to $145 million, representing an increase of 46% at the midpoint of the range, compared to cash available for distribution in 2015.(1)

Quarterly Dividend
On February 24, 2016, Pattern Energy declared an increased dividend for the first quarter 2016, payable on April 29, 2016, to holders of record on March 31, 2016 in the amount of $0.3810 per Class A common share, which represents $1.524 on an annualized basis. This is a 2.4% increase from the fourth quarter 2015 dividend of $0.3720.

Acquisition Pipeline
Pattern Energy has the Right of First Offer (ROFO) on a pipeline of acquisition opportunities from Pattern Development.

On October 20, 2015, Pattern Development entered into a 25-year PPA with the Sacramento Municipal Utility District in connection with a 220 MW gross capacity wind power project, referred to as “Grady”, based in Curry County, New Mexico, that was previously added to the identified ROFO list as part of the California/New Mexico project. Upon completion, the 220 MW project will deliver wind power directly into California.

(1) The forward looking measure of cash available for distribution for 2016 is a non-GAAP measure that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort. A description of the adjustments to determine CAFD can be found within Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations-Key Metrics, of Pattern Energy's 2015 Annual Report on Form 10-K.

The identified ROFO list stands at 1,298 MW of total owned capacity. Since its IPO, Pattern Energy has purchased 832 MW from Pattern Development and in aggregate grown the identified ROFO list from 746 MW to a total of 2,130 MW. The table below sets forth the current list of identified ROFO projects:

Asset	Location	Owned MW	Status
Armow	Ontario	90	Operational
Meikle	British Columbia	180	In construction
Conejo Solar	Chile	84	In construction
Belle River	Ontario	50	Securing final permits
Henvey Inlet	Ontario	150	Late stage development
Mont Sainte-Marguerite	Québec	147	Late stage development
North Kent	Ontario	43	Late stage development
Broadview projects	New Mexico	259	Late stage development
Grady	New Mexico	176	Late stage development
Tsugaru	Japan	63	Late stage development
Ohorayama	Japan	31	Late stage development
Kanagi Solar	Japan	6	In construction
Futtsu Solar	Japan	19	Operational
Total		1,298

The list of identified ROFO projects represents a portion of Pattern Development’s 5,900 MW pipeline of development projects, all of which are subject to Pattern Energy’s ROFO. The 5,900 MW includes Pattern Development’s interests in both its majority stake in Tokyo-based GPI and its joint venture with CEMEX Energia in Mexico. GPI has up to 1,000 MW of near and longer term wind and solar projects in development. The joint venture between Pattern Development and CEMEX Energia has a goal of developing 1,000 MW of wind and solar generation in Mexico over the next five years where recent reforms set a mandate of 35% of generation to come from clean resources by 2024.

Cash Available for Distribution and Adjusted EBITDA Non-GAAP Reconciliations
The following tables reconcile non-GAAP net cash provided by operating activities to cash available for distribution and net loss to adjusted EBITDA, respectively, for the periods presented (in thousands):

	Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
Net cash provided by operating activities	$34,567	$26,548	$117,849	$110,448
Changes in operating assets and liabilities	(451)	(1,282)	(6,880)	(9,002)
Network upgrade reimbursement	618	—	2,472	2,472
Release of restricted cash to fund project and general and administrative costs	110	13	1,611	223
Operations and maintenance capital expenditures	(485)	(133)	(779)	(267)
Transaction costs for acquisitions	(228)	602	1,598	1,730
Distributions from unconsolidated investments	10,722	3,187	34,216	7,891
Reduction of other asset - Gulf Wind energy derivative deposit	850	—	6,205	—
Other	(368)	—	(1,921)	—
Less:	—
Distributions to noncontrolling interests	(3,500)	(630)	(7,882)	(2,100)
Principal payments paid from operating cash flows	(8,984)	(11,001)	(54,041)	(49,246)
Cash available for distribution	$32,851	$17,304	$92,448	$62,149

	Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
Net (loss) income	$(3,873)	$(15,986)	$(55,607)	$(39,999)
Plus:
Interest expense, net of interest income	18,886	19,044	75,309	66,729
Tax provision	4,267	4,641	4,943	3,136
Depreciation, amortization and accretion	40,469	31,941	143,376	104,417
Amortization of purchase power agreements, net (1)	771	—	1,946	—
EBITDA	$60,520	$39,640	$169,967	$134,283
Unrealized loss on energy derivative (1)	2,391	(7,265)	791	3,878
Loss (gain) on undesignated derivatives, net	1,908	6,062	5,490	15,743
Realized loss on designated derivatives	—	—	11,221	—
Early extinguishment of debt	828	—	4,941	—
Net (loss) gain on transactions	737	626	3,400	(13,843)
Plus, proportionate share from equity accounted investments:
Interest expense, net of interest income	6,452	4,884	23,537	14,081
Tax provision (benefit)	—	—	—	102
Depreciation, amortization and accretion	6,434	4,697	22,680	13,720
Loss (gain) on undesignated derivatives, net	(1,017)	9,080	8,514	30,148
Adjusted EBITDA	$78,253	$57,724	$250,541	$198,112
 (1)     Amount is included in electricity sales on the consolidated statements of operations.

Conference Call and Webcast
Pattern Energy will host a conference call and webcast, complete with slide presentation, to discuss these results at 10:30 a.m. Eastern Time on Monday, February 29, 2016. Mike Garland, President and CEO, and Mike Lyon, CFO, will co-chair the call. Participants should call (888) 231-8191 or (647) 427-7450 and ask an operator for the Pattern Energy earnings call. Please dial in 10 minutes prior to the call to secure a line. A replay will be available shortly after the call. To access the replay, please dial (855) 859-2056 or (416) 849-0833 and enter access code 49568100. The replay recording will be available until 11:59 p.m. Eastern Time, March 14, 2016.

A live webcast of the conference call and the accompanying slide presentation will be also available on the events page in the investor section of Pattern’s website at www.patternenergy.com. An archived webcast will be available for one year.

About Pattern Energy
Pattern Energy Group Inc. is an independent power company listed on The NASDAQ Global Select Market and Toronto Stock Exchange. Pattern Energy has a portfolio of 16 operating wind power facilities with a total owned interest of 2,282 MW in the United States, Canada and Chile that use proven, best-in-class technology. Pattern Energy’s wind power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws, including statements regarding the ability to grow our CAFD and to achieve the 2016 CAFD estimate, the ability of our portfolio to continue to grow our CAFD in 2016 and the coming years, the ability to not require new capital to be raised for existing business, the ability to continue to grow the list of ROFO assets in 2016, the ability to complete the Grady project and the Broadview projects, and the ability of the joint venture between Pattern Development and CEMEX Energia to achieve its five-year development goal. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company's annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or the Company's actual results to differ materially from those contained in any forward-looking statement.

# # #

Contacts:

Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Ross Marshall 416-526-1563 ross.marshall@loderockadvisors.com

Pattern Energy Group Inc. Consolidated Balance Sheets (In thousands of U.S. Dollars, except share data)

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$94,808	$101,656
Restricted cash	14,609	7,945
Trade receivables	45,292	35,759
Related party receivable	734	671
Reimbursable interconnection costs	38	2,532
Derivative assets, current	24,338	18,506
Current net deferred tax assets	—	318
Prepaid expenses	14,498	15,275
Other current assets	6,891	12,679
Deferred financing costs, current, net of accumulated amortization of $5,192 and $3,493 as of December 31, 2015 and 2014, respectively	2,121	1,747
Total current assets	203,329	197,088
Restricted cash	36,875	39,745
Turbine advances	—	79,637
Construction in progress	—	26,195
Property, plant and equipment, net of accumulated depreciation of $409,161 and $278,291 as of December 31, 2015 and 2014, respectively	3,294,620	2,350,856
Unconsolidated investments	116,473	29,079
Derivative assets	44,014	49,369
Deferred financing costs	4,572	5,166
Net deferred tax assets	6,804	5,474
Finite-lived intangible assets, net of accumulated amortization of $4,357 and $154 as of December 31, 2015 and 2014, respectively	97,722	1,257
Other assets	25,183	11,421
Total assets	$3,829,592	$2,795,287

Pattern Energy Group Inc. Consolidated Balance Sheets (In thousands of U.S. Dollars, except share data)

	December 31,
	2015	2014
Liabilities and equity
Current liabilities:
Accounts payable and other accrued liabilities	$42,776	$24,793
Accrued construction costs	23,565	20,132
Related party payable	1,646	5,757
Accrued interest	9,035	3,634
Dividends payable	28,022	15,734
Derivative liabilities, current	14,343	16,307
Revolving credit facility	355,000	50,000
Current portion of long-term debt, net of financing costs of $3,671 and $11,868 as of December 31, 2015 and 2014, respectively	44,144	109,693
Current net deferred tax liabilities	—	149
Other current liabilities	2,156	4,000
Total current liabilities	520,687	250,199
Long-term debt, net of financing costs of $22,632 and $24,887 as of December 31, 2015 and 2014, respectively	1,174,380	1,304,165
Convertible senior notes, net of financing costs of $5,014 and $0 as of December 31, 2015 and 2014, respectively	197,362	—
Derivative liabilities	28,659	17,467
Net deferred tax liabilities	22,183	20,418
Finite-lived intangible liability, net of accumulated amortization of $2,168 and $0 as of December 31, 2015 and 2014, respectively	58,132	—
Other long-term liabilities	52,427	38,304
Total liabilities	2,053,830	1,630,553
Commitments and contingencies (Note 18)
Equity:
Class A common stock, $0.01 par value per share: 500,000,000 shares authorized; 74,644,141 and 62,062,841 shares outstanding as of December 31, 2015 and 2014, respectively	747	621
Additional paid-in capital	982,814	723,938
Accumulated loss	(77,159)	(44,626)
Accumulated other comprehensive loss	(73,325)	(45,068)
Treasury stock, at cost; 65,301 and 25,465 shares of Class A common stock as of December 31, 2015 and 2014, respectively	(1,577)	(717)
Total equity before noncontrolling interest	831,500	634,148
Noncontrolling interest	944,262	530,586
Total equity	1,775,762	1,164,734
Total liabilities and equity	$3,829,592	$2,795,287

Pattern Energy Group Inc.
Consolidated Statements of Operations
(In thousands of U.S. dollars, except per share data)

	Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
Revenue:
Electricity sales	$89,023	$72,328	$324,275	$254,669
Related party revenue	1,010	987	3,640	3,317
Other revenue	564	6,103	1,916	7,507
Total revenue	90,597	79,418	329,831	265,493
Cost of revenue:
Project expense	32,544	21,166	114,619	77,775
Depreciation, amortization and accretion	41,379	31,941	143,376	104,417
Total cost of revenue	73,923	53,107	257,995	182,192
Gross profit	16,674	26,311	71,836	83,301
Operating expenses:
General and administrative	7,498	6,570	29,807	22,533
Related party general and administrative	2,273	1,632	7,589	5,787
Total operating expenses	9,771	8,202	37,396	28,320
Operating income	6,903	18,109	34,440	54,981
Other (expense) income:
Interest expense	(19,374)	(19,267)	(77,907)	(67,694)
(Loss) gain on undesignated derivatives, net	(1,908)	(6,062)	(5,490)	(15,743)
Realized loss on designated derivatives	—	—	(11,221)	—
Equity in earnings (losses) in unconsolidated investments	15,351	(4,057)	16,119	(25,295)
Related party income	636	876	2,665	2,612
Early extinguishment of debt	(828)	—	(4,941)	—
Net (loss) gain on transactions	(737)	(626)	(3,400)	13,843
Other (expense) income, net	351	(318)	(929)	433
Total other expense	(6,509)	(29,454)	(85,104)	(91,844)
Net (loss) income before income tax	394	(11,345)	(50,664)	(36,863)
Tax provision	4,267	4,641	4,943	3,136
Net (loss) income	(3,873)	(15,986)	(55,607)	(39,999)
Net (loss) income attributable to noncontrolling interest	(6,327)	4,406	(23,074)	(8,709)
Net (loss) income attributable to Pattern Energy	$2,454	$(20,392)	$(32,533)	$(31,290)
Loss per share information:
Net (loss) income attributable to Pattern Energy	2,454	(20,392)	(32,533)	(31,290)
Dividends declared on Class A common shares	(27,768)	(15,581)	(102,861)	(56,976)
Deemed dividends on Class B common shares	—	(7,222)	—	(21,901)
Earnings allocated to participating securities	(8)	—	(32)	—
Undistributed loss attributable to common stockholders	$(25,322)	$(43,195)	$(135,426)	$(110,167)
Weighted average number of shares:
Class A common stock - Basic and diluted	74,398,729	46,335,288	70,535,568	42,361,959
Class B common stock - Basic and diluted	—	15,555,000	—	15,555,000
Loss per share
Class A common stock:
Basic and diluted loss per share	$0.03	$(0.36)	$(0.46)	$(0.56)
Class B common stock:
Basic and diluted loss per share	$—	$(0.23)	$—	$(0.49)
Dividends declared per Class A common share	$0.37	$0.34	$1.43	$1.30
Deemed dividends per Class B common share	$—	$0.46	$—	$1.41

Pattern Energy Group Inc.
Consolidated Statements of Cash Flows
(In thousands of U.S. dollars)

	Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
Operating activities
Net loss	$(3,873)	$(15,986)	$(55,607)	$(39,999)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion	41,268	31,941	143,376	104,417
Impairment loss	—	—	398	—
Amortization of financing costs	1,854	2,063	7,435	6,309
Loss (gain) on derivatives, net	1,426	(2,196)	2,219	15,546
Stock-based compensation	1,228	977	4,462	4,105
Net gain on transactions	—	—	—	(16,526)
Deferred taxes	4,154	4,453	4,494	2,948
Equity in (earnings) losses in unconsolidated investments	(15,367)	4,057	(16,180)	25,295
Unrealized loss on exchange rate changes	—	—	823	—
Amortization of power purchase agreements, net	771	—	1,946	—
Amortization of debt discount/premium, net	862	—	1,660	—
Realized loss on designated derivatives	1,029	—	11,221	—
Early extinguishment of debt	764	—	4,722	—
Changes in operating assets and liabilities:
Trade receivables	(7,911)	(3,000)	(2,254)	(8,255)
Prepaid expenses	(2,722)	(1,401)	1,272	(4,100)
Other current assets	3,654	1,178	(2,929)	17,016
Other assets (non-current)	(314)	(146)	(2,336)	(649)
Accounts payable and other accrued liabilities	536	2,025	4,716	3,667
Related party receivable/payable	205	75	711	(942)
Accrued interest payable	2,519	2,294	4,489	1,377
Contingent liabilities	(249)	—	515	—
Long-term liabilities	2,613	214	2,696	239
Increase in restricted cash	—	—	(2,120)	—
Decrease in restricted cash	2,120	—	2,120	—
Net cash provided by operating activities	34,567	26,548	117,849	110,448

Investing activities
Cash paid for acquisitions, net of cash acquired	$(27,508)	$(138,999)	$(433,792)	$(306,584)
Decrease in restricted cash	20,763	22,839	62,583	46,700
Increase in restricted cash	(23,442)	(30,384)	(57,332)	(40,790)
Capital expenditures	(64,504)	(100,891)	(380,458)	(119,506)
Distribution from unconsolidated investments	14,746	4,915	38,240	22,019
Contribution to unconsolidated investments	(3)	(331)	(3)	(2,651)
Reimbursable interconnection receivable	625	2,474	2,494	3,892
Other assets	284	15,068	3,065	17,540
Net cash (used in) provided by investing activities	(79,039)	(225,309)	(765,203)	(379,380)

	Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
Financing activities
Proceeds from public offering, net of issuance costs	$(390)	$(77)	$317,432	$286,757
Proceeds from issuance of convertible senior notes, net of issuance costs	(628)	—	218,929	—
Proceeds from exercise of stock options	—	54	—	327
Repurchase of shares for employee tax withholding	(529)	(313)	(860)	(693)
Dividends paid	(27,127)	(15,240)	(90,582)	(52,344)
Payment for deferred equity issuance costs	1,940	(550)	—	(550)
Buyout of noncontrolling interests	—	—	(121,224)	—
Capital contributions - noncontrolling interest	142,979	198,255	336,043	200,805
Capital distributions - noncontrolling interest	(3,500)	(630)	(7,882)	(2,100)
Decrease in restricted cash	14,789	6,119	56,218	19,627
Increase in restricted cash	(13,408)	(4,395)	(54,592)	(17,903)
Refund of deposit for letters of credit	—	(3,422)	3,425	(3,422)
Payment for deferred financing costs	(5,222)	(11,253)	(13,667)	(11,856)
Proceeds from revolving credit facility	110,000	50,000	405,000	50,000
Repayment of revolving credit facility	—	—	(100,000)	—
Proceeds from construction loans	34,568	58,691	329,070	59,778
Proceeds from long-term debt	164,973	—	164,973	—
Repayment of long-term debt	(380,887)	(206,352)	(785,923)	(259,437)
Payment for interest rate derivatives	—	—	(11,061)	—
Net cash provided by financing activities	37,558	70,887	645,299	268,989
Effect of exchange rate changes on cash and cash equivalents	(1,474)	(1,128)	(4,793)	(1,970)
Net change in cash and cash equivalents	(8,388)	(129,002)	(6,848)	(1,913)
Cash and cash equivalents at beginning of period	103,196	230,658	101,656	103,569
Cash and cash equivalents at end of period	$94,808	$101,656	$94,808	$101,656
Supplemental disclosures
Cash payments for income taxes	$342	$131	$342	$131
Cash payments for interest expense, net of capitalized interest	24,366	14,012	62,607	53,776
Acquired property, plant and equipment from acquisitions	2,122	338,622	581,834	1,013,365
Equity issuance costs paid in prior period related to current period offerings	(866)	—	(433)	—
Schedule of non-cash activities
Change in fair value of designated interest rate swaps	$8,700	$(10,604)	$13,210	$(22,847)
Change in property, plant and equipment	(5,049)	(23,333)	15,695	(47,908)
Non-cash deemed dividends on Class B convertible common stock	—	7,222	—	21,901
Non-cash increase in additional paid-in capital from buyout of noncontrolling interests	—	—	16,715	—
Amortization of deferred financing costs—included as construction in progress	—	343	—	343
Assumption of contingent liability upon acquisition of Logan’s Gap	—	(4,000)	—	(4,000)